Exhibit 99
April 22, 2015

Phoenix, Arizona

Knight Transportation Reports First Quarter 2015 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the first quarter ended March 31, 2015.

Key financial highlights for the first quarter 2015 and 2014 were as follows:

(dollars in thousands, except per share data)	Three Months Ended March 31,
	2015	2014	% Chg
Total revenue	$290,281	$249,163	16.5%
Revenue, excluding trucking fuel surcharge	$257,214	$205,596	25.1%
Operating income	$46,304	$31,250	48.2%
Net income, attributable to Knight	$29,563	$19,064	55.1%
Earnings per diluted share	$0.36	$0.23	51.6%

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on March 6, 2015, which was paid on March 26, 2015.

Dave Jackson, President and Chief Executive Officer, commented on the quarter, “We are pleased with our performance in the first quarter as we continued to grow our consolidated revenue and improve our margins.  During the quarter, truckload capacity remained constrained while demand continued to be solid.  Both our trucking and logistics segments experienced profitable growth, as these businesses continue to complement one another and create value for our customers.  Our trucking segment grew revenue, excluding fuel surcharge, 25.0% as a result of adding capacity through acquisition, growing organically, and improving contract rates.  This segment also expanded margins 280 basis points and operated with a 79.2% operating ratio.  This represents the fourth consecutive quarter with an operating ratio below 80%.  Our logistics segment grew revenue 25.7%, as we continue to expand our partner carrier base and identify opportunities to provide our customers with additional capacity. We expect growth to continue in both the trucking and logistics segments of our business as we expand our capacity and pursue acquisition opportunities.”

The following chart reflects our consolidated financial performance and that of our trucking and our logistics segments for the first quarter 2015 and 2014.

(dollars in thousands)	Three Months Ended March 31,
	2015	2014	Chg
Consolidated
Revenue, excluding trucking fuel surcharge	$257,214	$205,596	25.1%
Operating Income	$46,304	$31,250	48.2%
Adjusted Operating Ratio(1)	82.0%	84.8%	-280 bps

Trucking Segment
Revenue, excluding trucking fuel surcharge	$202,205	$161,827	25.0%
Operating Income	$42,147	$29,121	44.7%
Adjusted Operating Ratio(1)	79.2%	82.0%	-280 bps

Logistics Segment
Revenue	$55,009	$43,769	25.7%
Operating Income	$4,157	$2,129	95.3%
Operating Ratio(1)	92.4%	95.1%	-270 bps

(1)Adjusted operating ratio is defined in our trucking segment as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge. Operating ratio is defined in our logistics segment as total operating expenses as a percentage of total revenue.

In the first quarter, the trucking segment operating ratio improved to 79.2% from 82.0% for the same quarter last year.  The trucking segment experienced revenue growth, excluding trucking fuel surcharge, of 25.0%, while improving operating income by 44.7%.  Despite a less robust spot market than a year ago, we continue to experience positive results from our efforts to improve yield and drive operational efficiencies.  Revenue per tractor, excluding fuel surcharge, increased 4.7%, year over year, attributable to an 8.5% improvement in revenue per loaded mile, off-set by a 1.5% decrease in average miles per tractor, while length of haul remained essentially flat.  Our consolidated non-paid empty mile percentage increased 190 basis points as a result of the expedited business operated by Barr-Nunn, our acquisition made in October 2014.  Excluding Barr-Nunn, our consolidated non-paid empty mile percentage increased 60 basis points when compared to the first quarter last year.  The West Coast port slowdown negatively impacted our volumes in the West, with our port and rail services business experiencing the most significant impact.  We reacted in our port and rail services business by improving contract rates and accessorial agreements to offset the reduction in miles.  Lower fuel prices resulted in a benefit to our cost per mile that was partially offset by increased salaries and wages, increased recruiting and hiring costs, and rising equipment prices.  Cost control remains an integral part of our culture and helps us manage these inflationary pressures.

In the first quarter, the logistics segment operating ratio improved to 92.4% from 95.1% for the same quarter last year.  We continued to grow profitably by increasing revenue 25.7% while increasing operating income by 95.3%.  Our brokerage business, which is the largest component of our logistics segment, increased revenue 46.4% with a 79.1% improvement in operating income, when compared to the same quarter last year.    Revenue in our intermodal business declined year over year 8.4%, however, we achieved an 88.5% operating ratio and have now been profitable for the fourth consecutive quarter.  We expect continued profitable growth in the logistics segment as we continue to invest in technology and drive operational efficiencies.

We expect attracting and retaining high quality driving associates will be the most significant challenge the industry faces this year.  Despite a favorable freight environment, the current shortage of qualified driving associates has been a headwind for adding additional capacity and will likely be a deterrent to industry-wide capacity additions.  Our driver development and training programs remain a primary focus area for our management team, and we feel well positioned to continue to make progress in the coming quarters.  During the first quarter our average tractor count, including independent contractors, increased 780 tractors, 19.6%, when compared to the same quarter last year.  This fleet growth was generated from approximately 550 tractors through our acquisition in October 2014 and the balance internally, including through new start up service centers that integrate in to our decentralized approach.

Our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.7 years.  The used equipment market remained strong during the quarter and resulted in gain on sale of revenue equipment in the first quarter of 2015 of $4.7 million, compared to $4.3 million in the first quarter of 2014.

Our reported effective tax rate for the quarter was 38.7%, compared with 40.1% in the first quarter last year.  The difference in tax rate amounted to approximately $0.01 to our diluted earnings per share.

We have returned $19.9 million to our shareholders in the form of quarterly dividends over the twelve months ended March 31, 2015.  We ended the quarter with $18.8 million of cash, $78.4 million of long term debt, and $708.6 million of shareholders' equity.  During the first quarter we reduced our long term debt by $56.0 million. Our net capital expenditures for the quarter were $5.8 million, while our cash flow from operations was $58.3 million.

The company will hold a conference call on April 22, 2015, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended March 31, 2015. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “First Quarter 2015 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of business units and service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

INCOME STATEMENT DATA:

	Three Months Ended March 31,
	2015	2014
	(Unaudited, in thousands, except per share amounts)
REVENUE:
Revenue, before fuel surcharge	$257,214	$205,596
Fuel surcharge	33,067	43,567
TOTAL REVENUE	290,281	249,163

OPERATING EXPENSES:
Salaries, wages and benefits	80,026	60,733
Fuel expense - gross	38,089	52,009
Operations and maintenance	20,128	17,020
Insurance and claims	8,933	7,422
Operating taxes and licenses	5,855	4,065
Communications	1,140	1,279
Depreciation and amortization	27,160	21,788
Purchased transportation	59,545	51,969
Miscellaneous operating expenses	3,101	1,628
Total operating expenses	243,977	217,913

Income From Operations	46,304	31,250

Interest income	132	114
Interest expense	(283)	(117)
Other income (expense)	2,464	866
Income before income taxes	48,617	32,113
INCOME TAXES	18,675	12,780
Net Income	29,942	19,333
Net income attributable to noncontrolling interest	(379)	(269)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$29,563	$19,064

Basic Earnings Per Share	$0.36	$0.24
Diluted Earnings Per Share	$0.36	$0.23

Weighted Average Shares Outstanding - Basic	82,025	80,501
Weighted Average Shares Outstanding - Diluted	83,192	81,336

BALANCE SHEET DATA:
	03/31/15	12/31/14
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$18,838	$17,066
Trade receivables, net of allowance for doubtful accounts	133,380	143,531
Notes receivable, net of allowance for doubtful accounts	921	1,020
Prepaid expenses	17,770	17,423
Assets held for sale	17,731	23,248
Other current assets	12,677	13,345
Income Tax Receivable	289	19,432
Current deferred tax assets	4,064	3,187
Total Current Assets	205,670	238,252

Property and equipment, net	755,180	752,046
Notes receivable, long-term	4,207	4,065
Goodwill	47,063	47,067
Intangible Assets, net	3,450	3,575
Other assets and restricted cash	36,074	37,280
Total Long-term Assets	845,974	844,033

Total Assets	$1,051,644	$1,082,285

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$27,276	$19,122
Accrued payroll and purchased transportation	22,852	34,127
Accrued liabilities	22,063	20,604
Claims accrual - current portion	19,304	18,532
Dividend payable - current portion	297	200
Total Current Liabilities	91,792	92,585

Claims accrual - long-term portion	12,053	11,505
Long-term dividend payable and other liabilities	2,156	2,513
Deferred tax liabilities	157,086	162,007
Long-term debt	78,400	134,400
Total Long-term Liabilities	249,695	310,425

Total Liabilities	341,487	403,010

Common stock	823	818
Additional paid-in capital	194,723	185,184
Accumulated other comprehensive income	10,532	12,231
Retained earnings	502,501	479,527
Total Knight Transportation Shareholders' Equity	708,579	677,760
Noncontrolling interest	1,578	1,515
Total Shareholders' Equity	710,157	679,275
Total Liabilities and Shareholders' Equity	$1,051,644	$1,082,285

	Three Months Ended March 31,
	2015	2014	% Change
	(Unaudited)

OPERATING STATISTICS

Average Revenue Per Tractor*	$42,436	$40,549	4.7%

Non-paid Empty Mile Percent	11.5%	9.6%	19.8%

Average Length of Haul	500	500	0.0%

Operating Ratio**	82.0%	84.8%

Average Tractors - Total	4,765	3,985

Average Trailers - Total	11,393	9,062

Net Capital Expenditures (in thousands)	$5,758	$5,726

Cash Flow From Operations (in thousands)	$58,272	$36,487

* Includes asset segment revenue excluding fuel surcharge.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: David A. Jackson, President and CEO, or Adam W. Miller, CFO at (602) 606-6315
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